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                                                                    EXHIBIT 20.1

PRESS RELEASE

For immediate release

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                    AVIVA REPORTS ON CAPITAL RESTRUCTURING

DALLAS, TEXAS, February 16, 1998 . . . .Aviva Petroleum Inc. (AMEX: "AVV"), the
Dallas-based oil and gas exploration company, reports that it has executed an amendment to its credit agreement with ING (U.S.) Capital Corporation, which restructures principal payments on its $7.7 million outstanding loan. Previously scheduled monthly payments of $575,000 will be replaced by 80% of defined monthly cash flows until October 1, 1999, at which time the remaining balance is due and payable. The amount of such remaining balance will be largely dependent on the level of oil and gas prices in the next 12-18 months.

This amendment provides the Company with liquidity through calendar 1998 and well into 1999.

Aviva's Chief Executive Officer, Ron Suttill, said the restructuring plan announced last year to raise new equity and mezzanine funding could not be successfully completed in the current climate of depressed oil prices and other uncertainties. Mr. Suttill said that Aviva's Board of Directors believed the arrangement announced today was in the best interest of shareholders at the present time. Financial results for 1997 will be published shortly which are expected to reflect additional "ceiling test" write-downs of approximately $6 million as a result of low year-end prices.
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Aviva is engaged in the exploration for and the development and production of oil and gas in Colombia and offshore in the United States. In addition to its American Stock Exchange listing, the Company's common shares are traded on the London Stock Exchange under the ticker symbol "AVP"

Safe Harbor for Forward-Looking Statements:  Except for historical information
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contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, general economic conditions, volatility of oil and gas prices, the impact of possible geopolitical occurrences world-wide, imprecision of reserve estimates, changes in laws and regulations, unforeseen engineering and mechanical or technological difficulties in drilling or working-over wells, and other risks described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.


Further Information:

Ron Suttill
Aviva Petroleum Inc.
Dallas, Texas
214 691 3464